Exhibit 99.3

MEMO

FROM: TONY LOMBARDO

TO: ALL E-Z-EM EMPLOYEES

DATE: OCTOBER 30, 2007

RE: BRACCO MERGER ANNOUNCEMENT

Dear Colleagues,

Today the EZEM Board of Directors announced that we have signed a merger agreement with Bracco Diagnostics. The terms of this agreement are in the attached press release, which we issued this morning. Simply put, Bracco will be acquiring all outstanding shares of EZEM stock for $21.00 per share. The Board views this decision as the best solution for our shareholders. Our ability to consummate this agreement is based on the hard work and effort that you all have put forth over the last several years. You should all be proud of this accomplishment.

Bracco Diagnostics, Inc. is headquartered in Princeton, NJ, and is part of the worldwide Bracco Group headquartered in Milan, Italy. As many of you are aware, Bracco is a leader in the development of contrast agents for the diagnostic imaging market. They cover both CT and MR as well as other areas. We have had a long association with Bracco, as we manufacture their Gastrografin product in our Montreal facility, and Bracco represents EZEM in Italy as our distributor. The combined product portfolios create a well-positioned company able to compete on a worldwide basis in the diagnostic imaging market.

Today marks conclusion of a process that began nearly a year ago, and the beginning of a new era for EZEM. We will now begin the legal process of filing with the appropriate government agencies for approval, and the agreement will be put to a shareholder vote. We anticipate that these approvals will be received and the final closing of the transaction would take place in early 2008. We will keep you informed as news develops. In the meantime, please direct any inquires you receive about the merger to me (x3360 at Lake Success, alombardo@ezem.com) or Peter Graham (x3351 at Lake Success - pgraham@ezem.com).

Between today and that date, we remain EZEM and have to focus on our objectives. This is essential as we prepare for an exciting future. We cannot forget that we remain a public company with obligations to ourselves, our customers and our shareholders. We have the upcoming RSNA, and we need to ensure we achieve our goals for our second quarter. That should be the focus for each of us on a daily basis.

I am certain that you want to know how the merger will affect you personally.  It is very important to me that all employees are informed as quickly and thoroughly throughout the integration process with Bracco.  We will have a Company-wide conference call today at 11:45am Eastern Time to discuss this with you briefly and to answer a few questions. Phone-in instructions will be circulated shortly by email.

At this time, it is too early to know what changes will take place.  For the time being, all benefits and employee matters will be maintained as they are today.  Going forward, we will try to give you as much advance notice of any changes as possible, and we ask for your patience and understanding as we work on the specific details of the merger.

I wish to thank each of you for the job you have done and for the professionalism you demonstrate everyday. Let’s bring the same pride and commitment to the job that still remains ahead of us.

Sincerely,

Tony

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, a proxy statement of E-Z-EM, Inc and other materials will be filed with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT E-Z-EM, INC. AND THE PROPOSED MERGER TRANSACTION. The Proxy Statement and other relevant materials, and any other documents filed by E-Z-EM, Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by E-Z-EM, Inc. by directing a written request to: E-Z-EM, Inc., 1111 Marcus Avenue, Suite LL26, Lake Success, NY 11042 Attention: Chief Legal Officer. Investors are urged to read the Proxy Statement and the other relevant materials before making any voting or investment decision with respect to the proposed merger.

Participants in the Solicitation

E-Z-EM, Inc., and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed merger. Information about those executive officers and directors of E-Z-EM, Inc. and their ownership of common stock of the Company is set forth in the Company's Form 10-K for the fiscal year ended June 2, 2007 (the E-Z-EM, Inc.’s 2007 10-K"), and the proxy statement for the Company's 2007 Annual Meeting of Stockholders, which was filed with the SEC on September 28, 2007. More detailed information regarding the identity of potential participants, and their direct or indirect interest, by securities or otherwise, will be set forth in the proxy statement and other material to be filed with the SEC in connection with the proposed transaction.

Forward Looking Statements

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties may include: the ability of the Company to develop its products; the ability of the Company to obtain regulatory and shareholder approval of a merger with Bracco Diagnostics, Inc, satisfaction of all conditions required for successful closing of the merger transaction, unexpected costs or liabilities resulting from the merger transaction, and adverse impact on the Company’s business, if any, resulting from uncertainty surrounding the merger transaction; future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, price increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Annual Report on Form 10-K for the fiscal year ended June 2, 2007 and its Form 10-Q for the quarter ended September 1, 2007. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.